UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2020
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
COMMON STOCK, $0.01 par value per share	HOG	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2020, the Board of Directors of Harley-Davidson, Inc. (the “Company”) and Matthew S. Levatich mutually agreed that Mr. Levatich would step down as President and Chief Executive Officer and as a director of the Company effective February 28, 2020. In addition, effective February 28, 2020, the Board appointed current Board member Jochen Zeitz as Acting President and Chief Executive Officer, and as Chairman of the Board of Directors. Mr. Levatich will assist with the transition through the end of March 2020. The Company disclosed that a committee of the Board will be formed, and the Company will utilize an external search firm to undertake a search for a new Chief Executive Officer. In light of the departure of Mr. Levatich from the Board, the Board reduced its size from 10 members to 9, with the intention to increase the size and appoint the new Chief Executive Officer to the Board at the time the new Chief Executive Officer is identified, at which time Mr. Zeitz would remain Chairman of the Board.

Jochen Zeitz, age 56, has been a member of the Company’s Board of Directors since 2007 and established the Board’s Brand and Sustainability Committee. He served as Chairman and Chief Executive Officer of the sporting goods company PUMA AG from 1993 to 2011. He was also PUMA’s Chief Financial Officer from 1993 to 2005. Mr. Zeitz served as a director of luxury goods company Kering (formerly PPR) from 2012 to 2016. He was a member of Kering’s Executive Committee and Chief Executive Officer of its Sport & Lifestyle division from 2010 to 2012. Mr. Zeitz is the owner and founder of Segera & Mukenya Limited and is a Board Member of the Cranemere Group Limited. His support of not-for-profit initiatives includes serving on the Board of The B Team, an initiative that supports sustainable business practices, which he co-founded with Sir Richard Branson. He is also chairman of the Zeitz Foundation, founder, board member and honorary Chairman of The Long Run Foundation and Co-Founder and Co-Chair of the Zeitz Museum of Contemporary Art Africa (Zeitz MOCAA) in Cape Town, which preserves and exhibits contemporary art from Africa and its diaspora.

The Human Resources Committee of the Board has approved compensation for Mr. Zeitz that is commensurate with his status as Acting President and Chief Executive Officer with responsibilities that include facilitating the search for a new Chief Executive Officer. That compensation will include without limitation the following:
- annual base salary of $2,500,000
- eligibility for a $3,000,000 bonus to vest and become payable if his employment continues to the date of the installation of a new Chief Executive Officer
- an initial equity award in the form of Restricted Stock Units valued at $3,000,000 (the “RSUs”) that will vest one year after the grant date
- he will not be eligible for severance under the Company’s Executive Severance Plan; however, if he is terminated without cause and not given the opportunity to complete his tenure as Acting President and Chief Executive Officer, then he will receive a severance benefit in the form of vesting of his bonus and the RSUs
- a Transition Agreement similar to the Company’s Transition Agreements with other executives as described in the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2019

Mr. Levatich will receive severance benefits in accordance with the Company’s Executive Severance Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: March 2, 2020	By:	/s/ Paul J. Krause
Paul J. Krause
Assistant Secretary

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